UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

Dear Stockholder of Williams Industrial Services Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”). The Annual Meeting will be held on June 9, 2020 beginning at 9:00 a.m. local time, at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084.*

Information about the Annual Meeting, nominees for election as directors and our other proposals are presented in the following Notice of Annual Meeting of Stockholders and proxy statement, which we expect to begin mailing to stockholders of record as of the close of business on April 24, 2020, on or about April 29, 2020. At the meeting, management will make a presentation followed by a question and answer period.

It is important that your shares are represented at the Annual Meeting. Accordingly, please vote as soon as possible. I express our appreciation for your continued interest in the affairs of the Company. We look forward to your participation in the Annual Meeting.

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President and Chief Executive Officer

Tucker, Georgia
April 28, 2020

*	We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include postponing or adjourning the Annual Meeting or holding the meeting solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates via a press release and posting details on our website that will also be filed with the U.S. Securities and Exchange Commission as proxy material. Please monitor the Investor Relations section of our website at www.wisgrp.com for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2020

The Annual Meeting of Stockholders (the “Annual Meeting”) of Williams Industrial Services Group Inc. (the “Company,” “we,” “us” or “our”) will be held on June 9, 2020 at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084 at 9:00 a.m. local time for the following purposes:

1.	to elect the six directors named in the accompanying proxy statement to serve until the next annual meeting or until their successors have been duly elected and qualified;

2.	to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020;

3.	to approve, on an advisory, non-binding basis, the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 24, 2020 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, during ordinary business hours, for 10 calendar days prior to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be held on June 9, 2020. Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we have elected the “full set delivery” option of providing proxy materials to our stockholders, whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2019 are available at materials.proxyvote.com/96951A. In accordance with such rules, “cookies” or other software that identifies visitors accessing these materials will not be used on this website.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on your enclosed proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if your proxy card is mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting in person, you may withdraw your proxy and vote personally on all matters brought before the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include postponing or adjourning the Annual Meeting or holding the meeting solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates via a press release and posting details on our website that will also be filed with the U.S. Securities and Exchange Commission as proxy material. Please monitor the Investor Relations section of our website at www.wisgrp.com for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
President, Chief Executive Officer and Director

Tucker, Georgia
April 28, 2020

i

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2020

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Williams Industrial Services Group Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for the annual meeting of stockholders (the “Annual Meeting”) to be held on June 9, 2020 at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084 at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement and the related proxy form, along with the 2019 Annual Report, will be mailed to stockholders on or about April 29, 2020. For directions to the Annual Meeting, please call (770) 879-4400.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Each share of our common stock, par value $0.01 per share (“Common Stock”), outstanding as of the close of business on April 24, 2020 (the “Record Date”), is entitled to one vote at the Annual Meeting. As of the close of business on the Record Date, there were 25,324,645 shares of Common Stock outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (as described below).

You may vote all of the Common Stock owned by you as of the close of business on the Record Date. This Common Stock includes Common Stock that is (i) held of record directly in your name and (ii) held for you as the beneficial owner through a bank, broker or other nominee. There are some distinctions between Common Stock held of record and Common Stock owned beneficially, as described herein.

Quorum Required

Our bylaws provide that the holders of record of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting of Shares

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy. All shares represented by valid proxies that we receive, and that are not revoked, will be voted in accordance with the instructions on the proxy card or as instructed via Internet or telephone. Voting by proxy will not affect your right to attend the Annual Meeting.

The proxy is solicited by the Board and will be voted as you direct on your proxy when properly completed. For “Proposal No. 1 — Election of Directors,” you may specify whether your shares should be voted for all, withheld from all or voted for all except specified nominees for director. For each of “Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm,” and “Proposal No. 3 — Advisory Vote to Approve the Compensation of the Named Executive Officers,” you may specify whether your shares should be voted for, against or abstain with respect to each proposal.

Our bylaws provide that elections of directors shall be determined by a plurality of the votes cast and all other actions shall be determined by a majority of the votes cast at the Annual Meeting, unless otherwise provided by law. Withheld votes under Proposal 1 and abstentions under Proposal 2 and Proposal 3 are not considered votes cast and, therefore, will have no effect on the respective proposals. In addition, broker non-votes, as described below, are not considered votes cast and, therefore, will have no effect on the respective proposals.

If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates, you may vote:

•                  By Internet or by telephone.  Follow the instructions on the enclosed proxy card to vote by Internet or telephone.

•                  By mail.  Complete and mail the enclosed proxy card in the accompanying prepaid postage envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

•                  In person at the meeting.  If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If your shares are held in “street name” (that is, through a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares, and can do so as follows:

•                  By Internet or by telephone.  Follow the instructions you receive from your bank, broker or other nominee to vote by Internet or telephone.

•                  By mail.  You will receive instructions from your bank, broker or other nominee explaining how to vote your shares.

•                  In person at the meeting.  Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting. You will not be able to attend the Annual Meeting unless you have a proxy card from your bank, broker or other nominee.

You should contact your bank, broker or other nominee or refer to the instructions provided by such party for further information.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote by Internet or telephone, return your proxy card by mail or vote at the Annual Meeting as described above; however, if you properly submit a proxy but do not specify your voting choice on one or more of the proposals included thereon, as listed in the accompanying Notice, your shares will be voted as follows:

•          FOR the election of each of the six nominees for directors named below (Proposal No. 1);

•          FOR the ratification of the appointment of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2020 (Proposal No. 2); and

•          FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (or “say-on-pay” vote) (Proposal No. 3).

The Company does not anticipate any other matters will be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders will be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by submitting a valid, later-dated proxy by the Internet or telephone before 11:59 p.m., Eastern Time, on June 8, 2020, or by mail that is received prior to the Annual Meeting, or by sending a written notice of revocation to our Corporate Secretary at our principal executive offices that bears a later date than the date of the proxy you want to revoke and is received prior to the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not itself constitute revocation of a proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee has the authority, even if it does not receive instructions from you, to vote your unvoted shares for Proposal 2 (the ratification of our independent registered public accounting firm); however, if it does not have instructions from you, the bank, broker or other nominee does not have the authority to vote your unvoted shares for Proposal 1 (the election of nominees to the Board) or Proposal 3 (the advisory vote on approval of compensation of our named executive officers). A “broker non-vote” occurs if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Please note that if your shares are held of record by a bank, broker or other nominee and you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the bank, broker or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

We will pay all of the costs of soliciting these proxies. In addition to solicitation by mail, our officers, employees and directors also may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. We have also engaged Morrow Sodali LLC (“Morrow”) to assist us in the solicitation of proxies. Morrow’s fees for its assistance are estimated to be $10,000, plus reasonable out-of-pocket expenses. If your shares are held in “street name,” we have requested that your bank, broker or other nominee forward this proxy statement to you and obtain your voting instructions. We may reimburse these persons for their expenses in so doing. Proxies are solicited to give holders of record of Common Stock as of the Record Date an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

Who can help answer my questions?

If you have any questions about the proposals described in the proxy statement or how to execute your vote, you can contact our proxy solicitor at:

 Morrow Sodali LLC

 470 West Avenue

 Stamford, Connecticut 06902

 Tel: (800) 662-5200

 Banks and brokers can call collect at: (203) 658-9400

 Email: WLMS@investor.morrowsodali.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, six nominees will be elected as directors. Our Board of Directors currently consists of six members, all of whom are standing for reelection at the Annual Meeting: Charles Macaluso, David A. B. Brown, Steven D. Davis, Robert B. Mills, Nelson Obus and Tracy D. Pagliara. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. As of the Record Date, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Our Board of Directors

Set forth below are the name, age, position of and biographical information about each nominee, as of the Record Date.

Nominees	Age	Position(s) and Office(s) Held with the Company
Charles Macaluso	76	Chairman of the Board of Directors
David A. B. Brown	76	Director
Steven D. Davis	64	Director
Robert B. Mills	70	Director
Nelson Obus	73	Director
Tracy D. Pagliara	57	President, Chief Executive Officer and Director

The term for each of our current directors expires at the Annual Meeting. All directors are elected to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders, or until the earlier of his death, resignation, retirement or removal from such position. There are no family relationships among any of our directors or executive officers.

Set forth below is the specific experience, qualifications and background of each of the individuals listed above.

Charles Macaluso has served as Chairman of our Board of Directors since January 2008. Since 1998, Mr. Macaluso has been a principal of Dorchester Capital Advisors, LLC (“Dorchester Capital”), a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. Mr. Macaluso has served as a director of Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, where he serves as independent lead director of the board and as chairman of its nominating and corporate governance committee, since 2002; Pilgrim’s Pride Corporation (Nasdaq: PPC), which is primarily engaged in the production, processing, marketing and distribution of fresh, frozen and value-added chicken and pork products to retailers, distributors and foodservice operators, where he serves on the audit and equity nominating committees, since December 2009; and Landec Corporation (Nasdaq: LNDC), which designs, develops, manufactures and sells differentiated health and wellness products for food and biomaterials markets, where he serves on the audit committee, since October 2019. Mr. Macaluso previously served as a director of GEO Specialty Chemicals, Inc., The Elder-Beerman Stores Corp. and Global Crossing Limited. Mr. Macaluso is also a member of the National Association of Corporate Directors.

Director Qualifications. Mr. Macaluso has had a career focused on operational assessment, strategic planning, crisis management and turnaround advisory services, most recently with Dorchester Capital. Dorchester Capital also has a significant commitment to representing the interests of investor groups as a member of the boards of directors at a diverse array of companies, and Mr. Macaluso brings with him a strong commitment to stockholders’ interests. He also has extensive executive and financial expertise. In addition, Mr. Macaluso brings significant board expertise, including service as chairman on a number of public and private company boards and committees.

David A. B. Brown has served as a member of the Board of Directors since May 2016. Mr. Brown currently serves as a member of the board of directors of EMCOR Group, Inc. (NYSE: EME), one of the largest electrical and mechanical construction and facilities services firms in the U.S., where he has served since December 1994 and currently serves as chair of the audit committee and as a member of the nominating and corporate governance committee; and as the non-executive chairman of the board of directors of Concrete Pumping Holdings, Inc. (the successor of Industrea Acquisition Corp.) (Nasdaq: BBCP), a provider of concrete pumping services and concrete waste management services in the U.S. and U.K. markets, where he has served since July 2017 and currently serves as chair of the corporate governance and nominating committee and as a member of the audit committee. Mr. Brown previously served on the board of directors of Layne Christensen Company (then Nasdaq: LAYN), a global water management, construction, and drilling company, from 2003 through June 2018, including as chairman beginning in 2005, and, from June 2014 to January 2015, he also served as its President and Chief Executive Officer. He served as a member of the board of directors of Hercules Offshore, Inc. (then OTC: HERO) from November 2015 to December 2016. Mr. Brown was the chairman of the board of directors of Pride International, Inc., a leading provider of offshore contract drilling and related services to oil and natural gas companies worldwide, from May 2005 to May 2011, and, after Pride’s acquisition by Ensco plc (now Valaris plc) (NYSE: VAL), Mr. Brown served as a director of Ensco plc from May 2011 to May 2014. Mr. Brown also previously served as the co-founder and President of The Windsor Group, Inc., and a director of numerous other companies in the energy industry. Mr. Brown is a member of the National Association of Corporate Directors.

Director Qualifications. Mr. Brown has extensive financial and management experience. He is a Chartered Public Accountant and a Chartered Accountant and has served in multiple roles for public companies. Mr. Brown has financial expertise, a thorough understanding of financial statements, corporate finance and accounting and extensive experience with public companies, all of which makes him a valued member of the Board of Directors.

Steven D. Davis has served as a member of the Board of Directors since June 2019. Mr. Davis previously served in a variety of positions at Sempra Energy, a Fortune 500 global energy-infrastructure and public utility holding company (NYSE: SRE), and its indirect subsidiaries, Southern California Gas Company (“SCGC”) (OTC: SOCGM) and San Diego Gas & Electric Company (“SDG&E”), from 1980 until his March 2018 retirement. He served as Corporate Group President—Utilities of Sempra Energy, from January 2017 through his retirement in March 2018; Executive Vice President—External Affairs and Corporate Strategy of Sempra Energy, from September 2015 through December 2016; President and Chief Operating Officer of SDG&E, from January 2014 through September 2015; and Senior Vice President of External Affairs for Sempra Energy, from March 2012 to December 2013. Prior to that, he held other senior level positions, including Vice President—Investor Relations of Sempra Energy, from May 2010 to March 2012; Vice President—Communications and Community Partnerships of Sempra Energy, from 2006 to 2010; and Senior Vice President—External Relations and Chief Financial Officer for SCGC and SDG&E, from 2004 to 2006. Mr. Davis served as a director of SCGC from September 2011 through December 2013, and again from November 2015 through March 2018, including as its non-executive chairman from January 2017. Mr. Davis also served as a director of SDG&E from 2011 to March 2018, including as its non-executive chairman from January 2017. Mr. Davis previously served on the boards of directors of the U.S. Chamber of Commerce and the Edison Electric Institute.

Director Qualifications. Mr. Davis brings a multi-faceted perspective and in-depth industry understanding to the Board through his extensive experience in the energy services industry, including decades of experience in utility and energy infrastructure operations, and his prior service in executive management of a public company and board member of utility companies, as well as board service in leading utility and business organizations.

Robert B. Mills has served as a member of the Board of Directors since October 2015. From June 2011 through March 2015, Mr. Mills served as the Chief Operating Officer of Assured Guaranty, Ltd. (NYSE: AGO), a publicly traded financial guaranty insurance company. Prior to his role as Chief Operating Officer, Mr. Mills served as Chief Financial Officer of Assured Guaranty, Ltd. from January 2004 to June 2011. In connection with his role as Chief Operating Officer of Assured Guaranty, Ltd., Mr. Mills chaired the management committee, which established corporate policy and the strategic and tactical direction for the business, and served as a member of the board of directors of each of Assured Guaranty, Ltd.’s five separately regulated insurance companies. Prior to his time at Assured Guaranty, Mr. Mills served as Chief Operating Officer and Chief Financial Officer of the Americas Region of UBS AG from 1994 to 2004. From 1971 to 1994, Mr. Mills worked for KPMG and was elected to the partnership in 1981. Mr. Mills has served as Executive Chairman of the board of directors of Continental General Insurance Company, a private insurance company, since April 2020. Mr. Mills previously served as a member of the board of directors of Syncora Holdings Ltd. (OTC: SYCRF), a financial guaranty insurance company, from 2016 until February 2020. He is a Certified Public Accountant and a Certified Global Management Accountant.

Director Qualifications. Mr. Mills is a Certified Public Accountant and has experience serving as Chief Financial Officer and Chief Operating Officer, most recently for Assured Guaranty, Ltd., a public company. Mr. Mills has extensive financial expertise and a thorough understanding of financial statements, corporate finance and accounting and provides financial and accounting expertise to the Board of Directors.

Nelson Obus has served as a member of the Board of Directors since June 2016. Mr. Obus has served as president of Wynnefield Capital, Inc. since November 1992 and as the managing member of Wynnefield Capital Management, LLC since January 1997. Wynnefield Capital Management, LLC manages two partnerships and Wynnefield Capital, Inc. manages one partnership, all three of which invest in small-cap value U.S. public equities. Mr. Obus has served on the board of directors of Landec Corporation (Nasdaq: LNDC), which designs, develops, manufactures and sells differentiated health and wellness products for food and biomaterials markets, where he serves as a member of the nominating and corporate governance committee and the compensation committee, since October 2018, and on the board of Jason Industries Inc. (OTCQX: JASN), the parent company to a global family of manufacturing leaders within the finishing and seating markets, since June 2018. Mr. Obus previously served as a member of the board of directors of Layne Christensen Company (then Nasdaq: LAYN) from 2004 to June 2018; Breeze-Eastern Corporation, a company that designs, develops, manufactures, sells and services sophisticated mission equipment for helicopters, from January 2012 to December 2015; Gilman Ciocia, Inc., a company that provides income tax preparation, accounting and financial planning services, from September 2007 to January 2012; and Sylvan, Inc., a formerly Nasdaq-listed company specializing in producing and distributing mushroom spawn, from 2001 to 2006.

Director Qualifications. Mr. Obus’ pertinent experience, qualifications, attributes and skills include: financial literacy and expertise, capital markets expertise and managerial experience gained through his leadership roles and ownership interest in related investment management companies, Wynnefield Capital Management, LLC and Wynnefield Capital, Inc., and the knowledge and experience he has attained from service on other public company boards. He also brings to the Board the perspective of the Company’s most significant stockholder.

Tracy D. Pagliara has served as a member of our Board of Directors since July 2017. Mr. Pagliara has served as our President and Chief Executive Officer starting in April 2018, having previously served as Co-President and Co-CEO, along with Craig E. Holmes, since July 2017. Prior to July 2017, he served as our Chief Administrative Officer, General Counsel and Secretary from January 2014, and also as Senior Vice President from November 2015. He previously served as our General Counsel, Secretary and Vice President of Business Development from April 2010 through December 2013. Prior to joining the Company in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Vice President of Administration, Chief Compliance Officer and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara currently serves on the board of directors and audit, compensation and nominating and corporate governance committees of Westwater Resources, Inc. (formerly Uranium Resources, Inc.) (Nasdaq: WWR), a diversified energy materials developer, where he has served since July 2017. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant. In addition, in accordance with customary practice, Mr. Pagliara and other officers of the Company have served as officers of the Company’s various subsidiaries, although not acting in an executive role for the relevant subsidiary. As previously disclosed, such subsidiaries included Koontz-Wagner Custom Controls Holdings LLC, which filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in July 2018 and ceased operations at such time.

Director Qualifications. Mr. Pagliara has a deep understanding of the Company and its business, having been with the Company since 2010. He has worked in the industry for nearly 20 years and has extensive experience advising public companies. His executive compensation, governance, legal and accounting background further add to his value as a member of the Board of Directors.

Selection of Certain Directors

Each of our current directors, other than Mr. Macaluso, was appointed to the Board after the 2015 Annual Meeting. Mr. Obus and Mr. Brown were both initially appointed to the Board pursuant to an Election and Nomination Agreement, effective as of May 25, 2016, between the Company and Wynnefield Capital, Inc. and its affiliates.

Required Vote

Stockholders may cast their vote “for” or “withhold” authority to vote for each of the nominees for director. The directors will be elected by a plurality of the votes cast by holders of the Common Stock, meaning that the six nominees for director receiving the highest number of shares voted “for” their election will be elected. “Withhold” votes and broker non-votes are not considered votes cast and will have no effect on the election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Board Leadership Structure and Committee Composition

The Board of Directors will exercise its discretion in combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, based on the Board’s judgment of the best interests of the Company and its stockholders from time to time. The Company has separated the position of Chairman of the Board and Chief Executive Officer since January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer to focus attention on managing day-to-day operations and developing corporate strategy, while our Chairman of the Board, Mr. Macaluso, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter, the adequacy of which each respective committee regularly reviews and reassesses. A copy of each charter is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. The information provided on the Company’s website is referenced in this proxy statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings the Company makes with the SEC. Our Board of Directors may establish additional committees from time to time in accordance with our bylaws.

As of the Record Date, the membership of the standing committees was as follows:

Board Member	Audit	Compensation	Nominating & Corporate Governance
Charles Macaluso	X	X	Chair
David A. B. Brown	X	Chair	X
Steven D. Davis	X
Robert B. Mills	Chair	X	X
Nelson Obus		X	X
Tracy D. Pagliara

Audit Committee. The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes and the review of our internal control functions, including monitoring the integrity of our financial reporting and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee also oversees compliance with the Company’s Code of Business Conduct and Ethics and Related Party Transaction Policy. The Audit Committee held seven meetings during 2019.

Our Board of Directors has determined that each of Mr. Mills, Mr. Brown, and Mr. Davis qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended. In addition, the Board determined that each member of the Audit Committee meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee. The Compensation Committee reviews the performance of our executive officers, approves compensation programs for the executive officers (including salary and short- and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers our stock incentive plans and awards. During 2019, the Compensation Committee held two meetings.

The principal executive officer and principal financial officer of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. The principal executive officer makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations or participate where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the principal executive officer) is present during deliberations and voting with respect to the principal executive officer’s performance or compensation.

The Compensation Committee may, in its sole discretion, select, retain and obtain, at the Company’s expense, the advice of independent compensation consultants. The Compensation Committee has the authority to set the compensation and oversee the work of the compensation consultant. In 2019, the Compensation Committee engaged its existing compensation consultant, Meridian Compensation Partners (“Meridian”), on a limited basis, to provide the Compensation Committee with advice in connection with our 2019 compensation program. Meridian reported directly to the Compensation Committee and served at the sole discretion of the Compensation Committee on such matters. Meridian also provided us with related services totaling less than $120,000 that were in addition to the services provided to the Compensation Committee, including valuation of certain share-based awards for financial accounting and reporting purposes. The Compensation Committee has assessed the independence of Meridian pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from providing independent advice to the Compensation Committee.

The Compensation Committee also may, in its sole discretion, retain and obtain, at the Company’s expense, the advice and assistance of outside counsel and such other advisors as it deems necessary.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the Record Date, the Compensation Committee has not delegated such authority.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During 2019, the Nominating and Corporate Governance Committee held two meetings.

Director Independence

Because we are quoted on the OTCQX market and not listed on a national securities exchange, we are not subject to certain corporate governance requirements that apply to exchange-listed companies. For purposes of evaluating the independence of our directors, our Board uses the rules of the SEC and the New York Stock Exchange, which are more stringent than those of the OTCQX. The Board has determined that five of its six members are independent under such criteria: Messrs. Macaluso, Brown, Davis, Mills and Obus. Accordingly, during 2019, our Board was comprised of a majority of directors who qualify as independent directors under the rules adopted by the SEC and the New York Stock Exchange, and all Board committee members were independent for the purposes of the committees on which they served.

In considering the independence of our directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions.” Other than with respect to Mr. Obus, as discussed in “Certain Relationships and Related Transactions,” there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of our directors.

Board’s Role in Risk Oversight

One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of strategic and operational risk exposure related to our business, which may include regulatory, human capital, environmental, information technology and security and reputation risks, as well as risks resulting from the COVID-19 pandemic, among others. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material transactions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding, among other things, business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to the Company related to such matters. In addition, like all businesses, we also face threats to our cybersecurity, as we are reliant upon information systems and the Internet to conduct our business activities. In light of the pervasive and increasing threat from cyberattacks, the Board, with input from management, assesses the Company’s cybersecurity risks and the measures implemented by the Company to mitigate and prevent cyberattacks and respond to data breaches.

The Board has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

1.	The Audit Committee is responsible for discussing the Company’s overall risk assessment and risk management policies with management and our independent registered public accounting firm, as well as the Company’s plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. In addition, the Audit Committee reviews all related party transactions, including the risks related to those transactions impacting the Company.

2.	The Compensation Committee oversees our compensation programs and reviews the conduct incentivized by those programs, including the impact on risk-taking by our executive officers and employees.

3.	The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices.

The committee members regularly report to the full Board of Directors on material developments in their areas of oversight. At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters related to risk assessment or risk management. Upon the request of the committees, our principal executive officer and principal financial officer attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure and Committee Composition” above.

Board Nomination Process

The Nominating and Corporate Governance Committee believes that members of the Company’s Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee has identified certain threshold criteria for Board nominees, which have been set forth in our Director Nominations Policy and include the following:

•	Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

•	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to: (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•	Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

•	Expertise. Each candidate should possess professional and personal experiences and expertise relevant to the Company’s purpose, mission, and strategy.

•	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meetings of stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

•	Exceptions. Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of the foregoing requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

•	Corporate Governance Guidelines. Each candidate shall comply with the requirements set forth in the Corporate Governance Guidelines of the Company.

•	Additional Qualifications. In approving candidates for election as director, the Committee will also ensure that:

o	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of the New York Stock Exchange;

o	at least three of the independent directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the New York Stock Exchange;

o	at least one of the independent directors has accounting or related financial management expertise under the rules of the New York Stock Exchange (which experience may be presumed if the director qualifies as an audit committee financial expert under the rules of the SEC);

o	at least one of the independent directors qualifies as an audit committee financial expert under the rules of the SEC;

o	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

o	at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

The Nominating and Corporate Governance Committee does not have a set policy or process for considering “diversity,” however that term may be defined, in identifying nominees. However, the Nominating and Corporate Governance Committee strives to identify and recruit individuals with diverse talents, experiences and backgrounds and will consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time and other relevant circumstances. In addition, in each of April 2019 and 2020, the Board adopted resolutions requiring the Board to ensure that director nominees are chosen from a pool that includes diverse candidates, and affirming its commitment to a policy of inclusiveness to ensure that: diverse candidates are routinely sought as part of every Board candidate search undertaken by the Company; the Board strives to obtain diverse candidates by expanding director searches to include nominees from non-traditional backgrounds; and Board composition shall be periodically revisited to ensure that it reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. We aim to develop a Board whose membership is diverse in many ways, including race, gender, and ethnicity, as the Board recognizes that these attributes can play an important role in enhancing the dynamics of the Board. In 2018, the size of the Board was set at five members, and there were no vacancies on the board during the time its size was set at that number. In early 2019, the Board increased in size by one seat and the Board conducted a search to identify a prospective director with extensive executive-level experience in the energy services industry. After considering several candidates, the Board determined that Mr. Davis would be included as a nominee for DIRECTOR because of his decades of experience with utility and energy infrastructure operations, and his prior service in executive management of a public company and board member of utility companies. In the event that a vacancy on the Board arises in the future, the Board is committed to use the opportunity to seek to expand the diversity of the Board. The Board will also review its composition periodically.

The Nominating and Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary, by email to corporatesecretary@wisgrp.com (with a confirmation copy sent by mail) or by facsimile to (877) 731-1697 (with a confirmation copy sent by mail). The written notice must be timely submitted and include required information in accordance with the Company’s bylaws (see “Stockholder Proposals for the 2021 Annual Meeting” below for more information). Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings

The Board held 17 meetings during 2019. Each of our incumbent directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2019, with the director attendance rate ranging from 90% to 100%. Each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves. In addition, the independent directors meet regularly in executive session without the presence of management.

Annual Meetings of Stockholders

Pursuant to our Corporate Governance Guidelines and Director Nominations Policy, directors are expected to attend all annual meetings of stockholders, either in person or telephonically. Each incumbent director attended the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), including Mr. Davis as a director nominee. The Board anticipates that each director will attend the Annual Meeting either in person or telephonically.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which we do business. The Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics for executive officers or directors, will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website. In addition, any such amendment or waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

In addition, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines address issues such as the criteria and requirements for the selection and retention of members of the Board, the procedures and practices governing the operation and compensation of the Board and the principles under which management shall direct and operate the business of the Company and its subsidiaries. The Corporate Governance Guidelines are available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. Upon written request to our Corporate Secretary sent to our principal executive offices, we will provide a copy of the Corporate Governance Guidelines free of charge. Any substantive amendment of the Corporate Governance Guidelines will be made only after approval by the Board or a committee of the Board, and will be disclosed on our website.

Hedging or Pledging of Company Stock

Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions involving Company stock or holding Company stock in a margin account. Additionally, our employees, officers and directors may only pledge securities with the consent of the Company. No named executive officer or director has pledged securities of the Company.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors, including the non-management directors, or any committee of the Board of Directors by sending correspondence to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary or corporatesecretary@wisgrp.com. Any mail received by the Corporate Secretary will then be forwarded to the appropriate members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Director Compensation

Director compensation is determined by the Nominating and Corporate Governance Committee, subject to approval by the entire Board of Directors. The objectives for our non-employee director compensation program are to attract highly qualified individuals to serve on the Board of Directors and align directors’ interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program annually to confirm that it continues to meet these objectives.

To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design and the advice of the Compensation Committee’s independent compensation consultant. In recommending director compensation levels, the Nominating and Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board of Directors. The Nominating and Corporate Governance Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval and includes the relevant information and data for the Board of Directors to use in its considerations.

Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. For 2019, directors who are not employees of our Company or any of our subsidiaries were entitled to receive an annual cash retainer as follows:

•	$60,000 for each non-employee director;

•	$50,000 for the Board of Directors Chairperson;

•	$20,000 for the Audit Committee Chairperson;

•	$13,750 for the Compensation Committee Chairperson; and

•	$10,000 for the Nominating and Corporate Governance Committee Chairperson.

The non-employee directors, other than Mr. Davis, also received an annual grant of restricted shares in January 2019 with a value of $80,000 that vest in four equal annual installments. Mr. Davis received a pro-rated award when he was elected to the Board at the 2019 Annual Meeting.

In March 2020, effective as of January 1, 2020, pursuant to Meridian’s recommendations, the Board approved a $5,000 increase in the annual cash retainer for each non-employee director, from $60,000 to $65,000, and a $10,000 increase in the value of the annual grant of restricted shares, from $80,000 to $90,000. In addition, the Board approved the 2020 annual grant of restricted shares to each non-employee director, which vest in full on March 13, 2021.

We offer each director an annual allowance for continuing education, the amount of which is set by the Board of Directors from time to time. For 2019, the amount was $10,000; however, all of the directors elected to take advantage of free educational resources rather than using the allowance. We also reimburse non-employee directors for out of pocket expenses incurred in connection with attending Board and committee meetings.

The Board recognizes that ownership by the non-employee directors of our Common Stock will align their interests with the interests of our stockholders. As a result, each non-employee director is required to own the lesser of (i) shares with a value of three times his or her annual cash retainer or (ii) 8,000 shares. The target date for the existing directors to meet these stock ownership guidelines is five years from the date of his or her appointment. For purposes of these guidelines, the director will be deemed to “own” the Company’s shares that are beneficially owned by such person, including equity awards that will pay out within 60 days of the applicable measuring date. As of the Record Date, each non-employee director who was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

2019 Director Compensation

Except as noted below, the following table provides information on the compensation awarded to, earned by or paid to each person who served as a non-employee director during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles Macaluso	120,000	80,000	200,000
David A. B. Brown	73,750	80,000	153,750
Steven D. Davis(2)	36,667	44,713	81,380
Robert B. Mills	80,000	80,000	160,000
Nelson Obus	60,000	80,000	140,000

(1)	The amounts in this column represent the aggregate grant date fair value of shares of restricted stock granted to non-employee directors in 2019 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For a discussion of the assumptions we made in valuing the stock awards, see “Note 3—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” and “Note 13—Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019. The total number of unvested restricted shares held by each non-employee director serving as of December 31, 2019 was as follows:

Name	Unvested Restricted Shares (#)
Charles Macaluso	66,761
David A. B. Brown	64,960
Steven D. Davis	19,027
Robert B. Mills	66,761
Nelson Obus	64,550

(2)        Mr. Davis was elected to the Board at the 2019 Annual Meeting.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal to Ratify Appointment of Moss Adams

Moss Adams has served as the Company’s independent registered public accounting firm since November 2017. Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2020. The Board of Directors is asking stockholders to ratify this appointment. Although current laws, rules and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of an independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Moss Adams for ratification by stockholders as a matter of good corporate governance.

If the stockholders should fail to ratify the selection of Moss Adams as the Company’s independent registered public accounting firm for fiscal year 2020, the Audit Committee may consider the appointment of a different independent registered public accounting firm for fiscal year 2020. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.

Audit and Non-Audit Fees

The following table sets forth the estimated or actual fees paid or accrued by us for professional accounting fees and services rendered for the years ended December 31, 2019 and 2018.

($ in thousands)	2019	2018
Audit Fees(1)	$472	$742
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$472	$742

(1)	Audit fees are fees that were charged for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above. For 2019, includes fees related to services rendered in connection with issuance of a consent related to a Registration Statement on Form S-1.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services included in the table above were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during the periods covered by the Annual Report on Form 10-K for the year ended December 31, 2019 were in accordance with this pre-approval policy.

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of votes cast, meaning the number of shares voted “for” the ratification of the appointment of Moss Adams must exceed the number of shares voted “against” the proposal. Abstentions are not considered votes cast and will have no effect on the vote for this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

EXECUTIVE COMPENSATION

The disclosures regarding executive compensation in this proxy statement describe our executive compensation program for 2019; accordingly, they do not address the potential impact of the COVID-19 coronavirus on our executive compensation for 2020. The Compensation Committee will consider such impacts when reviewing our 2020 executive compensation program and may align 2020 executive compensation with the current economic environment. Those 2020 executive compensation program decisions will be described in our proxy statement for next year’s Annual Meeting of Stockholders.

2019 Summary Compensation Table

The following table presents information regarding the compensation earned by our named executive officers in each of 2019 and 2018, as applicable.

Name and Principal Position(7)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Tracy D. Pagliara	2019	525,969	—	605,151	305,071	52,593	(4)	1,488,784
President and Chief Executive Officer	2018	477,233	320,000	612,499	97,600	42,538		1,549,870
Michael K. (“Kelly”) Powers	2019	314,509	—	196,674	150,000	9,500	(5)	670,683
President, Power
Matthew J. Petrizzo	2019	315,206	—	196,674	113,547	5,835	(6)	631,262
President, Energy and Industrial

(1)	This column reflects the guaranteed portion of the amount payable to Mr. Pagliara for the 2018 fiscal year under our short-term incentive (“STI”) plan.

(2)	This column does not reflect the value of stock awards that were earned by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of time-based restricted stock units (sometimes referred to as “RSUs”) and performance-based awards granted to our named executive officers in the applicable year, computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-based awards was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of the performance-based awards for 2019, assuming that the maximum level of performance would be achieved, was as follows: for Mr. Pagliara, $806,873; for Mr. Powers, $263,543; and for Mr. Petrizzo, $263,543. For a discussion of the assumptions we made in valuing the time-based RSUs and performance-based awards, please refer to “Note 3—Summary of Significant Accounting Policies—Stock-Based Compensation Expense” and “Note 13—Stock-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)	This column reflects amounts earned by our named executive officers under our STI plan for the applicable year based on achievement of the applicable performance goals.

(4)	Pursuant to his employment agreement, Mr. Pagliara was required to perform his duties and responsibilities as Chief Executive Officer in Tucker, Georgia commencing September 1, 2018. In exchange, the Company agreed, under his employment agreement, to reimburse Mr. Pagliara for the following expenses: (i) the costs of airline tickets (and related ground transportation and parking) for trips from Atlanta, Georgia to visit his family ($9,210 in 2019); (ii) the costs of renting an apartment in Atlanta and the related utilities ($27,129 in 2019); and (iii) the aggregate incremental costs of leasing an automobile and the cost of the Company’s subsequent purchase of an automobile for business use ($6,254 in 2019). In addition, Mr. Pagliara received 401(k) matching contributions of $10,000 in 2019.

(5)	For Mr. Powers, reflects 401(k) matching contributions of $9,500 for 2019.

(6)	For Mr. Petrizzo, reflects 401(k) matching contributions of $5,835 for 2019.

(7)	Titles indicated in the table are those held by each named executive officer as of December 31, 2019. During the year ended December 31, 2019, we experienced a number of changes in our management, including our named executive officers. Effective June 21, 2019, Mr. Pagliara was appointed interim Chief Financial Officer and principal financial and accounting officer. Randall Lay was subsequently appointed Chief Financial Officer and principal financial and accounting officer on September 30, 2019. Each of Mr. Powers and Mr. Petrizzo was promoted to President of his respective business unit in August 2019.

Employment and Separation Arrangements

Employment Agreements

On June 20, 2018, in connection with Mr. Pagliara’s appointment as President and Chief Executive Officer of the Company on April 13, 2018, Mr. Pagliara entered into a new employment agreement with the Company (the “Pagliara Employment Agreement”), which replaced the Co-CEO employment agreement that was previously in place. The Pagliara Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Pagliara Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. As of June 20, 2018, Mr. Pagliara’s annual base salary was $500,000 and his STI bonus opportunity target was 80% of his annual base salary. The Pagliara Employment Agreement also provided that Mr. Pagliara’s annual incentive bonus for the 2018 fiscal year would not be less than his target STI and that he was eligible to earn more than his target STI based on the extent to which the Company achieved certain performance goals. Mr. Pagliara is additionally eligible to participate in the Company’s long-term incentive (“LTI”) program, with a target LTI of 125% of his annual base salary.

The Pagliara Employment Agreement entitles Mr. Pagliara to certain severance benefits if the Company terminates his employment other than for “disability” or “cause” (including by reason of the Company not renewing the term), or if he terminates his employment for “good reason” (a “Qualified Termination”). In such event, subject to Mr. Pagliara signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for an 18-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred on or prior to December 31, 2019, or within 90 days before or two years after a “change in control” of the Company, then the Company would pay or cause to be paid to Mr. Pagliara the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Pagliara’s employment were terminated due to death or “disability.” The Company also agreed to reimburse Mr. Pagliara for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his relocation from Dallas, Texas to the Company’s headquarters office in Tucker, Georgia. The Pagliara Employment Agreement additionally contains standard restrictive covenants.

All quoted terms above are as defined in the respective employment agreement.

Executive Severance Plan

In 2019, each of Mr. Powers and Mr. Petrizzo participated in the Executive Severance Plan (“ESP”), which entitled him to severance benefits in the event of an involuntary termination of employment other than for “cause” or a termination by the executive for “good reason” (as defined by the ESP). The severance benefits equal: (i) salary continuation of one year, (ii) payment of the STI earned for the fiscal year preceding the date of termination to the extent not previously paid, and (iii) if the date of termination occurs at least three full calendar months after the beginning of the Company’s fiscal year, a pro-rated STI for the year of termination based on actual performance results for the entire year. In exchange for the severance benefits, the participants must sign a release of claims against us.

Elements of Total Direct Compensation

The overriding objective of our compensation program in 2019 was to attract and retain a quality management team capable of re-establishing a solid foundation for our business through process discipline, operating rigor and accountability, while continuing to provide our customers with high quality services.

A brief summary of our total direct compensation—consisting of base salary, STI opportunities and LTI opportunities—for our named executive officers is set forth below.

Annual Base Salaries

The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance. In September 2019, Mr. Pagliara received a 3% base salary merit increase. The base salary for the other named executive officers remained unchanged from 2019 levels.

Short-Term Incentive Compensation

The STI plan is designed to motivate our named executive officers to achieve each year’s business plan objectives.

The 2019 target STI award opportunity for each named executive officer was as follows: 80% of annual base salary for Mr. Pagliara, 65% of annual base salary for Mr. Powers, and 65% of annual base salary for Mr. Petrizzo. The 2019 STI award opportunity for each named executive officer remained unchanged from the 2018 level.

The following chart sets forth the performance goals and targets under the 2019 STI program. The STI program for Mr. Pagliara was weighted 75% Consolidated Adjusted EBITDA, 15% Average Invoice Collection Days and 10% Safety. The STI program for Mr. Powers and Mr. Petrizzo was weighted 50% Consolidated Adjusted EBITDA, 25% business unit Adjusted EBITDA (Power for Mr. Powers and Energy & Industrial for Mr. Petrizzo), 15% Average Invoice Collection Days and 10% Safety.

Adjusted EBITDA was defined by reference to the Company's revolving credit facility (as amended from time to time, the “Revolving Credit Facility”), which generally defined adjusted EBITDA as net income (i) plus: income and franchise taxes; interest expense; amortization, depreciation and other non-cash items, including any non-cash write-downs or non-cash write-offs, including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs; extraordinary losses (excluding extraordinary losses from asset dispositions, severance and discontinued operations, unless approved by the administrative agent under the Revolving Credit Facility); non-cash stock compensation expense; expenses paid in cash attributable to the restatement; and expenses attributable to the Revolving Credit Facility, and (ii) less: interest income, federal, state, local and foreign income tax benefits, write-ups, re-evaluations and non-cash gains resulting from the marking or re-evaluation of any asset and any extraordinary gains. However, at the time the performance goals were established, the Compensation Committee authorized the add back of severance, restructuring and divestiture charges that were not included in the Board-approved budget for fiscal 2019 (and not otherwise added back under the Revolving Credit Facility definition) in calculating adjusted EBITDA for purposes of the STI plan.

The following chart sets forth the performance goals and targets under the 2019 STI program, along with the actual results and payout percentage. Actual payouts for each named executive officer under the 2019 STI program are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Performance Goal	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results	Payout Percentage
Consolidated Adjusted EBITDA*	$13,026,990	$14,474,434	$17,369,320	$14,259,073	98.51%
Power Adjusted EBITDA	$11,647,346	$12,941,495	$15,529,794	$14,575,330	112.62%
Energy & Industrial Adjusted EBITDA	$1,379,645	$1,532,939	$1,839,527	$(316,258)	0%
Average Invoice Collection Days	7 Days Past Due	Invoice Due Date	7 Days Prior to Due Date	2 Days Past Due	93.87%
Safety	20% improvement in Reportable Injury Rate (RIR). The RIR goal is 0.632. (Pass/Fail)			0.62	100%

*	Adjusted EBITDA is calculated prior to accrual for the STI program. However, no STI would be payable if post-STI Consolidated Adjusted EBITDA were below $12,500,000.

Long-Term Incentive Compensation

As part of its annual management performance evaluation, the Compensation Committee reviewed the LTI award levels for 2019 for our then-current named executive officers. When considering appropriate award levels, the Compensation Committee considered its assessment of each executive’s general performance during the year, as well as his relative roles and responsibilities and potential within the Company, our burn rate, the potential dilution that will occur to our stockholders and the median levels of market surveys. Based on this information, the Compensation Committee established the following LTI target opportunities: 125% of annual base salary for Mr. Pagliara, 60% of annual base salary for Mr. Powers, and 60% of annual base salary for Mr. Petrizzo.

In March 2019, the Compensation Committee approved our 2019 LTI program, which consists of performance-based awards (2/3 value) and time-based restricted stock unit awards (1/3 value). The Compensation Committee has the discretion to pay the awards in cash or shares. The intent was for the time-based awards and one-third of the performance-based awards to be paid in shares.

•	One third of the performance-based award value was allocated to each of the 2019, 2020 and 2021 fiscal years. The performance award is earned based on the extent to which we achieve a performance goal established by the Compensation Committee for each such fiscal year. If earned, the performance award vests based on continued service through March 31 of the following year—for example, the award earned for the 2019 fiscal year vested on March 31, 2020. The performance goal and related achievement levels for the 2019 fiscal year are set forth below:

Performance Goal	Threshold (50% payout of 1/3 of the Performance Award Amount)	Target (100% payout of 1/3 of the Performance Award Amount)	Maximum (200% payout of 1/3 of the Performance Award Amount)	Actual Results	Achievement Level for 1/3 of the Performance Award Amount
Year-end backlog performance expressed in margin dollars*	$22.2 million	$24.1 million	$33.3 million	$23.2 million	76.3%

*	Performance Goal is tied to Company backlog, expressed in total margin dollars, at the end of the Performance Period (i.e., December 31, 2019). Margin dollars associated with lump sum contracts were discounted by 20% to risk adjust the total margin backlog. Orders in backlog with a margin of less than 4% were excluded. Straight line interpolation was used for performance between threshold, target and maximum levels.

•	The time-based RSU awards vest in three equal annual installments on March 31 of each of 2020, 2021 and 2022, subject to continued employment.

Compensation Policies

We maintain a number of compensation policies and practices that are designed to align the interests of our named executive officers with our stockholders.

•	Stock Ownership Guidelines. Our stock ownership guidelines require the officers of the Company to hold a minimum level of the Company’s shares of Common Stock: for the Chief Executive Officer position, the lesser of three times his or her base salary or 75,000 shares, and for the other named executive officers, the lesser of two times his or her base salary or 40,000 shares. These guidelines are designed so that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholder interests. The target date for named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment. As of the Record Date, each named executive officer who was required to meet the ownership requirements met or exceeded the minimum ownership requirement.

•	No Hedging or Pledging of Company Stock. Our insider trading policy prohibits our employees, officers and directors from engaging in hedging transactions involving Company stock or holding Company stock in a margin account. Additionally, our employees, officers and directors may only pledge securities with the consent of the Company. No named executive officer or director has pledged securities.

•	Claw Back Policy. We maintain a “claw back” policy, under which our Board has the ability to require our executive officers to forfeit or repay STI awards and other performance-based compensation if: (i) the payment, grant or vesting of the compensation was based upon financial results that were subsequently restated; (ii) the Board determines, in its sole discretion, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement; (iii) the officer received more compensation than he or she would have received if the financial results had been properly reported; and (iv) the Board determines, in its sole discretion, that forfeiture or repayment of all or a portion of the officer’s performance-based compensation is in the best interest of the Company and its stockholders.

•	No Excise Tax Gross Ups. We do not provide excise tax gross ups for severance benefits received in connection with a change in control of the Company.

•	Double Trigger Vesting. Our Amended and Restated 2015 Equity Incentive Plan provides for “double trigger” vesting of equity awards assumed in a change in control transaction, so that the awards will not automatically vest on a change in control. Instead, the awards assumed in a transaction will continue to vest on their regularly-scheduled vesting date or, if earlier, upon a termination without cause or resignation for good reason within two years after a change in control.

•	No Supplemental Executive Retirement Plan. We do not maintain a supplemental executive retirement plan or any other type of defined benefit retirement plan.

•	Risk Assessment. We believe that our compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on us. Although a significant portion of our executive compensation program traditionally has been performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company.

•	Consideration of “Say-on-Pay” Vote. At the 2019 Annual Meeting, stockholders showed support for our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 86% of the shares represented in person or by proxy. The Compensation Committee views the support of our stockholders as an endorsement of our compensation program and objectives.

Compensation Consultant

We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract, experienced, high caliber executives. To achieve this objective, the Compensation Committee has, since 2013, engaged Meridian as its compensation consultant. In 2019, the Compensation Committee engaged Meridian on a limited basis, to provide it with advice in connection with our 2019 compensation program. For additional information about Meridian, please refer to “The Board, its Committees and its Compensation—Board Leadership Structure and Committee Composition—Compensation Committee” above.

Retirement and Welfare Benefits

We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short- and long-term disability insurance. All of our named executive officers are entitled to participate in our 401(k) plan and its flexible spending benefit plan and are entitled to four weeks of paid vacation each year. These benefits are made available so that we can provide competitive compensation to our salaried employees and our named executive officers.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unvested equity awards held by each of our named executive officers as of December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested(3) ($)
Tracy D. Pagliara	155,281	267,083	382,261	657,489
Kelly Powers	45,151	77,660	87,373	150,282
Matthew J. Petrizzo	60,951	104,836	106,073	182,446

(1)	This column reflects the sum of unvested time-based RSUs held by each named executive officer as of December 31, 2019.
(2)	The following table shows the vesting schedules for the unvested time-based RSUs outstanding as of December 31, 2019.

Name	March 31, 2020	March 31, 2021	March 31, 2022
Tracy D. Pagliara	63,334	63,334	28,612
Kelly Powers	17,973	17,972	9,206
Matthew J. Petrizzo	25,873	25,872	9,206

(3)	The market value is based on the closing market price of our Common Stock on the last trading day of 2019 ($1.72).

(4)	This column reflects the sum of the unvested performance-based and market-based RSUs held by each named executive officer as of December 31, 2019. The 2016 awards generally vest in two equal installments on March 30, 2017 and March 30, 2018, provided that the applicable performance goal has been satisfied by each such date (and, if not, through the date the applicable performance goal is subsequently achieved, which must occur within five years after the date of grant). The applicable performance goal for the 2016 awards will be satisfied if the Company achieves a per share price greater than or equal to $5.50 for any period of 30 consecutive trading days during the five-year period ending on the fifth anniversary of the date of grant. The 2017 awards generally vest based on the extent to which we achieve a percentile ranking between the 25th percentile (for a 25% payout) and 75th percentile (for a 150% payout) among companies in a comparator group for total stockholder return (“TSR”) during the period commencing April 17, 2017 and ending March 31, 2019 (with payout capped at target if our TSR is negative). If our TSR percentile ranking as of March 31, 2018 is at or above the 25th percentile, then the payout of the 2017 awards shall not be less than threshold. In addition, the 2017 award will vest at no less than target if the Company achieves a trading price per share equal to $6.00 for any period of 30 consecutive trading days during the three-year period ending on March 31, 2021. The 2018 awards generally vest in three equal annual installments on March 31 of each of 2019, 2020 and 2021, provided that we achieve a per share stock price of at least $5.00 for any period of 30 consecutive trading days at any time prior to June 30, 2021. The 2019 awards generally vest in three equal annual installments on each of March 31, 2020, 2021 and 2022, subject to achievement of the performance metrics to be established by the Compensation Committee for the years ended December 31, 2019, 2020 and 2021. The performance metrics established by the Compensation Committee for the year ended December 31, 2019 are discussed above under “—Elements of Total Direct Compensation—Long-Term Incentive Compensation.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 about the Company’s equity compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	697,369	(1)	$13.85	397,966	(2)
Equity compensation plans not approved by security holders(3)	1,046,660		—	—
Total	1,744,029		$13.85	397,966

(1)	Consists of outstanding stock options, time-based RSUs and performance-based awards granted at target under the 2011 Equity Incentive Plan and the Amended and Restated 2015 Equity Incentive Plan at December 31, 2019, including 122,000 unexercised options for Mr. Cryan.

(2)	Represents the number of available shares under the Amended and Restated 2015 Equity Incentive Plan as of December 31, 2019. No additional shares may be granted under the 2011 Equity Incentive Plan.

(3)	Represents the number of inducement grants made prior to December 31, 2019 in the form of time-based RSUs and performance-based RSUs. Inducement grants were made outside of an equity incentive plan, vested against the Company’s treasury reserve, and used to induce new employees to work for the Company.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

At the 2018 Annual Meeting of Stockholders, our stockholders recommended that our Board hold say-on-pay votes on an annual basis. This advisory vote was accepted by the Board of Directors. As a result, and pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our named executive officers as described in this proxy statement. At the 2019 Annual Meeting, approximately 86% of our stockholders who cast votes approved the compensation of our named executive officers.

We anticipate that stockholders will next have the opportunity to vote on the frequency of future votes on named executive officer compensation at the 2024 Annual Meeting.

Advisory Resolution

The Board of Directors recommends that stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the stockholders of Williams Industrial Services Group Inc. (the “Company”) approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the 2019 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

Stockholders may cast their vote “for,” “against” or “abstain” from voting on this proposal. The advisory vote regarding the compensation of the named executive officers described in this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, meaning the number of shares voted “for” this proposal must exceed the number of shares voted “against” it. Abstentions and broker non-votes are not considered votes cast and will therefore have no effect on the vote for this proposal.

Because this vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and will take into account the outcome of the vote when and as it deems appropriate when making determinations regarding executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of our Common Stock by holders of greater than 5% of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our named executive officers named in the Summary Compensation Table, and all of our current directors and executive officers as a group. Except as otherwise indicated, addresses are c/o Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)	Percentage of Class (%)(1)
Greater than 5% Holders:
Wynnefield Entities(2)	5,768,581	22.8%
Emancipation Management LLC(3)	3,008,576	11.9%
Wax Asset Management, LLC(4)	2,462,230	9.7%
Tontine Asset Associates, LLC(5)	1,506,171	5.9%
Minerva Advisors LLC(6)	1,829,900	7.2%

Directors and Named Executive Officers:
Charles Macaluso(7)	236,549	*
David A. B. Brown(7)	272,199	1.1%
Steven D. Davis(7)	97,574	*
Robert B. Mills(7)	290,416	1.1%
Nelson Obus(2)(7)	5,988,419	23.6%
Tracy D. Pagliara(8)	404,324	1.6%
Matthew J. Petrizzo(8)	66,499	*
Kelly Powers(8)	49,098	*
Directors and Executive Officers as a Group (10 persons)(9)	7,485,460	29.6%

*       Less than 1%.

(1)	Based upon 25,324,645 shares of our Common Stock outstanding as of the Record Date. Each named person is deemed to be the beneficial owner of shares of Common Stock that may be acquired within 60 days of the Record Date, upon the scheduled vesting of time-based RSUs. Accordingly, the number of shares and percentage set forth next to the name of such person, and all current directors and executive officers as a group, includes shares of directly owned Common Stock (including shares of restricted Common Stock) and shares of Common Stock potentially issuable pursuant to time-based RSUs that will vest within 60 days of the Record Date. However, the shares of Common Stock that may be issued upon the vesting of time-based RSUs held by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder. We have excluded shares of Common Stock issuable upon vesting of outstanding performance-based awards, due to the variable nature of such awards. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder.

(2)	The shares listed were reported on a Schedule 13D/A filed with the SEC on March 12, 2020. They include: (i) 1,859,983 shares of Common Stock (the “Partner Shares”) held by Wynnefield Partners Small Cap Value, L.P., of which Wynnefield Capital Management, LLC is the sole general partner and has the sole power to direct the voting and disposition of these shares and, as a result, may be deemed to beneficially hold the Partner Shares; (ii) 2,099,160 shares of Common Stock (the “Partner I Shares”) held by Wynnefield Partners Small Cap Value, L.P. I, of which Wynnefield Capital Management, LLC is the sole general partner and has the sole power to direct the voting and disposition of these shares and, as a result, may be deemed to beneficially hold the Partner I Shares; (iii) 1,556,864 shares of Common Stock (the “Offshore Shares”) held by Wynnefield Small Cap Value Offshore Fund, Ltd., of which Wynnefield Capital, Inc. is the sole investment manager and has the sole power to direct the voting and disposition of these shares and, as a result, may be deemed to beneficially hold the Offshore Shares; and (iv) 252,574 shares of Common Stock (the “Plan Shares”) held by Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Plan”), an employee profit sharing plan. Nelson Obus and Joshua Landes are the co-managing members of Wynnefield Capital Management, LLC and, in such role, share the power to direct the voting and disposition of the shares of Common Stock Wynnefield Capital Management, LLC may be deemed to beneficially hold and, as a result, may be deemed to beneficially hold the Partner Shares and the Partner I Shares. Mr. Obus and Mr. Landes are executive officers of Wynnefield Capital, Inc. and, in such role, share the power to direct the voting and disposition of the Offshore Shares and, as a result, may be deemed to beneficially hold the Offshore Shares. Mr. Obus and Mr. Landes are co-trustees of the Plan and, in such role, share the power to direct the voting and disposition of the Plan Shares and, as a result, may be deemed to beneficially hold the Plan Shares. The principal business address of the reporting persons is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(3)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 7, 2020, with respect to shares of Common Stock held by accounts managed by Circle N Advisors, LLC (“Circle N”), as of December 31, 2019. The report was filed by (1) Emancipation Management LLC (“EM”), which owns Circle N, (2) Circle N and (3) Charles Frumberg, the managing member of EM. Each of EM, Circle N and Mr. Frumberg holds shared dispositive power and no voting power of such shares. The principal business address of EM and Mr. Frumberg is 299 Park Ave., New York, NY 10171. The principal business address of Circle N is 1065 Main Street, Suite F, P.O. Box 336, Fishkill, NY 12524.

(4)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 11, 2020, with respect to shares of Common Stock held by investment advisory clients of Wax Asset Management, LLC (“Wax Asset”) as of December 31, 2019. Wax Asset holds shared voting power and sole dispositive power of such shares. The principal business address of Wax Asset is 44 Cherry Lane, Madison, CT 06443.

(5)	The shares listed were reported on a Schedule 13G/A filed with the SEC on February 13, 2020, with respect to shares of Common Stock held directly by Tontine Capital Overseas Master Fund II, LP (“TCOM II”) as of December 31, 2019. The report was filed by (1) Tontine Asset Associates, LLC (“TAA”), which serves as general partner of TCOM II, and (2) Jeffrey L. Gendell, the managing member of TAA. Each of TAA and Mr. Gendell holds shared voting and dispositive power of such shares. The principal business address of TAA and Mr. Gendell is 1 Sound Shore Drive, Suite 304, Greenwich, CT 06830.

(6)	The shares listed were reported on a Schedule 13G filed with the SEC on April 1, 2020, with respect to shares of Common Stock beneficially owned as of March 5, 2020. The report was filed by (1) Minerva Advisors LLC, (2) Minerva Group, LP, (3) Minerva GP, LP, (4) Minerva GP, Inc., and (5) David P. Cohen (collectively, the “Minerva Reporting Persons”). The Minerva Reporting Persons hold sole voting and dispositive power of 1,452,595 shares held directly by Minerva Group, LP. Minerva Advisors LLC and Mr. Cohen hold shared voting and dispositive power of an additional 377,305 shares beneficially owned by Minerva Advisors LLC. The principal business address of the reporting entities is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004.

(7)	Shares held by non-employee directors include the following restricted shares: for Mr. Macaluso, 115,854; for Mr. Brown, 115,854; for Mr. Davis, 87,441; for Mr. Mills, 115,854; and for Mr. Obus, 115,854.

(8)	No named executive officer as of the Record Date had the right to obtain beneficial ownership of additional shares within 60 days of the Record Date. The following time-based RSUs (including time-based RSUs that may be settled in cash, rather than shares) are not included in the table as they are not scheduled to vest within 60 days of the Record Date: for Mr. Pagliara, 228,665; for Mr. Petrizzo, 80,651; and for Mr. Powers, 72,751.

(9)	Represents beneficial ownership of our Common Stock held by our current directors and executive officers as a group as of the Record Date, including 550,857 restricted shares. None of the directors or executive officers as a group had the right to obtain beneficial ownership of additional shares within 60 days of the Record Date.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires all persons subject to such reporting requirements to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of these reports filed with the SEC and certain written representations furnished to us, we believe that all persons subject to these reporting requirements timely complied with such requirements with during 2019 and through the Record Date, except for a Form 4 for Mr. Wheelock on April 2, 2019, reporting revised total holdings reflecting the sale of shares that occurred prior to his becoming subject to Section 16 reporting obligations, and a Form 4 filed by Wynnefield Partners Small Cap Value, L.P., Wynnefield Capital Management, LLC, Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Nelson Obus and Joshua Landes on March 10, 2020, reporting the purchase of shares upon exercise of basic subscription Rights (as defined below) and over-subscription privilege in the Rights Offering (as defined below).

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee regularly reviews.

The Board of Directors has the ultimate responsibility for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements and reviewing our internal control over financial reporting and the independence, qualifications and performance of the independent registered public accounting firm engaged by the Company.

The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our independent registered public accounting firm, Moss Adams, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”).

The Audit Committee has approved the engagement of Moss Adams to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2020. The Board of Directors is asking stockholders to ratify this appointment.

During 2019, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held seven meetings in 2019. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed our audited consolidated financial statements for the years ended December 31, 2019 and 2018 (collectively, the “Financial Statements”) and the effectiveness of our internal control over financial reporting, as well as interim reporting periods ended March 31, 2019, June 30, 2019 and September 29, 2019, with management and Moss Adams;

•	discussed with management and Moss Adams the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC; and

•	received from Moss Adams the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed with each, as applicable, the independence of Moss Adams.

The Audit Committee has relied on management’s representation that the Financial Statements have been prepared in conformity with GAAP and on the opinion Moss Adams included in its report on the Financial Statements. Based upon the aforementioned review, discussions and representations of Moss Adams, and the unqualified audit opinion presented by Moss Adams on the Financial Statements, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Submitted by the Audit Committee:

Robert B. Mills (Chair)
David A. B. Brown
Steven D. Davis
Charles Macaluso

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into, or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates such report by reference therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com. For purposes of this policy, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K. The policy provides that each director, director nominee and executive officer shall promptly notify the Company’s general counsel of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors’ and officers’ questionnaire. The policy itself is periodically reviewed.

Wynnefield Capital

In September 2019, in connection with a proposed registered offering of subscription rights (“Rights”) to purchase shares of the Company’s Common Stock to existing holders of the Company’s Common Stock (the “Rights Offering”), we entered into a non-binding term sheet (the “Term Sheet”) with Wynnefield Capital, Inc., which, together with its affiliates (collectively, “Wynnefield”), is our largest stockholder and which owned at that time approximately 19.3% of our Common Stock; in addition, Nelson Obus, President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, serves on our Board. The Term Sheet provided that Wynnefield would exercise in full the basic subscription Rights and over-subscription privilege to be issued to it in the proposed Rights Offering and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the subscription price of the Rights, that number of the shares of Common Stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the over-subscription privilege), divided by (y) the subscription price of the Rights, to the extent that such shares were not subscribed for pursuant to the exercise of Rights (including the over-subscription privilege), subject to customary terms and conditions and execution of a definitive agreement. On November 14, 2019, we entered into a definitive Backstop Agreement with Wynnefield Capital, Inc. The Rights Offering, which commenced February 13, 2020 and expired March 2, 2020, was over-subscribed, and, accordingly, Wynnefield Capital, Inc. was not required to backstop the Rights Offering, and the Backstop Agreement terminated pursuant to its terms.

While not a party to the Company’s multi-year term debt agreement with funds associated with Centre Lane Partners, LLC, entered into in June 2017, entities associated with Wynnefield, at the request of the lenders under the debt agreement, funded $6.0 million of the total amounts borrowed by the Company under such debt agreement. Such debt agreement was refinanced and replaced in September 2018. The entities associated with Wynnefield Capital were fully repaid in connection with the refinancing and did not participate in the funding under the refinanced agreement.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request from any stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, including the financial statements, schedules and list of exhibits. Requests should be sent to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct a written request to Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary, or contact our Corporate Secretary by telephone at (770) 879-4189 or by email at corporatesecretary@wisgrp.com. A separate copy of the proxy materials or our 2019 Annual Report will be delivered to you promptly and without charge. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2021 Annual Meeting

In order to be included in the Company’s proxy materials for the 2021 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention: Corporate Secretary by no later than December 30, 2020, provided that the 2021 Annual Meeting date is not advanced or delayed by more than 30 days from the one-year anniversary date of the Annual Meeting (in which case the proposals must be submitted a reasonable time before the Company begins to print and send its proxy materials), and otherwise comply with all requirements of the SEC for stockholder proposals. The submission of a stockholder proposal does not guarantee that it will be included in the Company’ proxy statement.

In addition, the Company’s bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Corporate Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting date is advanced more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the later of the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to the stockholders, and not earlier than the 120th day prior to such annual meeting. For our 2021 Annual Meeting of Stockholders, a notice recommending a director candidate or other proposal must be received no earlier than February 9, 2021 and no later than March 11, 2021, provided that the 2021 Annual Meeting date is not advanced or delayed by more than 30 days from the one-year anniversary date of this Annual Meeting.

Any such stockholder’s notice shall set forth:

•	as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	as to any other proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

o	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner; and

o	the class and number of shares of Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the Company’s bylaws is available upon request from our Corporate Secretary and is available under the heading “Governance—Governance Documents” of the Investor Relations section of our website at www.wisgrp.com.

Any proxy granted with respect to the Annual Meeting or the 2021 Annual Meeting of Stockholders will confer on management discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframes provided above.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Tucker, Georgia

April 28, 2020

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

You may revoke your vote by the Internet or telephone or your proxy at any time prior to the Annual Meeting. If you are the record holder of the shares and attend the Annual Meeting, you may change your proxy vote automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

If you have any questions, require any assistance in voting your shares in the Company, need any additional copies of the Company’s proxy materials, or have any other questions, please call Morrow Sodali LLC, the Company’s proxy solicitor, at the toll-free telephone number included below.

Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Tel: (800) 662-5200 Banks and brokers can call collect at: (203) 658-9400 Email: WLMS@investor.morrowsodali.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000467212_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Charles Macaluso 02 David A. B. Brown 03 Steven D. Davis 04 Robert B. Mills 05 Nelson Obus 06 Tracy D. Pagliara WILLIAMS INDUSTRIAL SERVICES GROUP INC. C/O Proxy Services P.O. Box 9111 Farmingdale, NY 11735-9543 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2020; and 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned has received the company's proxy statement and hereby revokes any other proxy or proxies previously given or executed, in any form, to vote or act with respect to the shares of Common Stock held by the undersigned at the 2020 Annual Meeting of Stockholders. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000467212_2 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com WILLIAMS INDUSTRIAL SERVICES GROUP INC. Annual Meeting of Stockholders June 9, 2020 9:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Charles E. Wheelock and Stuart Welburn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of WILLIAMS INDUSTRIAL SERVICES GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on June 9, 2020, at 100 Crescent Centre Parkway, Suite 104, Tucker, Georgia 30084, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are also authorized, in their discretion, to vote upon such other matters as may come before the Annual Meeting of Stockholders. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote by the Internet or telephone, please DO NOT mail back this proxy card. If you wish to attend the Annual Meeting of Stockholders in person, please be prepared to present photo identification for admittance. Continued and to be signed on reverse side